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                                                                   EXHIBIT 10.31


                  FIRST AMENDMENT TO RECAPITALIZATION AGREEMENT

         This FIRST AMENDMENT TO RECAPITALIZATION AGREEMENT made as of November 15, 2004 (this "First Amendment"), by and among:

         (a) JAMES BOURG, an individual ("JB");

         (b) SCOTT JENSEN, an individual ("SJ"; JB and SJ sometimes referred to individually as, a "Partner" and collectively, the "Partners");

         (c) FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the "Partnership");

         (d) FELDMAN MALL PROPERTIES, INC., a Maryland corporation ("FMP").

Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement of Limited Partnership of Feldman Equities Operating Partnership, LP dated as of August 13, 2004 (the "Original Partnership Agreement"), among Feldman Holdings Business Trust I, a Massachusetts business trust (the "General Partner"), SJ and JB.

                                    RECITALS:

A. Pursuant to that certain Recapitalization Agreement dated as of August 13, 2004 (the "Original Agreement"), among JB, SJ, the Partnership and FMP, the parties thereto set forth their agreement with respect to their interests in the Partnership.

B. JB, SJ, the Partnership and FMP desire to amend the Original Agreement as set forth herein (as amended, the "Agreement").

         NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Schedule 2. Schedule 2 to the Original Agreement is hereby deleted in its entirety and Schedule 2 attached hereto is substituted therefor.

2. Ratification. All of the terms, covenants and conditions of the Original Agreement, as hereby amended, are ratified and confirmed and shall remain in full force and effect.

3. No Oral Modification. This First Amendment may not be changed orally, but only by an agreement in writing executed by the parties hereto.

4. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

5. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.

         [The remainder of this page has been intentionally left blank.]


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

JB:                                           SJ:




/s/ James Bourg                               /s/ Scott Jensen
---------------                               ----------------
James Bourg                                   Scott Jensen




THE PARTNERSHIP:

FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: Feldman Holdings Business Trust I,
    a Massachusetts business trust and its general partner

    By: /s/ Lawrence Feldman
        --------------------
        Name: Lawrence Feldman
        Title: Trustee

FMP:

FELDMAN MALL PROPERTIES, INC.,
a Maryland corporation

By: /s/ Lawrence Feldman
    --------------------
    Name:  Lawrence Feldman
    Title:  President and CEO


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                                   Schedule 2

                                  Earnout Units

At the closing of the IPO, the agreement of limited partnership of the Partnership shall include provisions that provide for the issuance of the Earnout Units to each Earnout Participant substantially based on the following:

1. Definitions. As used herein:

         (i) "Appraised Value" means the appraised value of the Harrisburg Property immediately prior to a Merger Event as determined by an appraiser selected by the Board (including a majority of the Independent Directors).

         (ii) "Board" means the Board of Directors of FMP.

         (iii) "Earnout Participants" means James Bourg, an individual, and Scott Jensen, an individual, each an "Earnout Participant."

         (iv) "Earnout Units" has the meaning set forth in Section 2.

         (v) "Earnout Term" means the period commencing on the date of the closing of the IPO and ending on the earliest to occur of (A) December 31, 2009;
(B) the date of the closing of a Property Sale; (C) the date of the closing of the Interest Sale; and (D) a Merger Event.

         (vi) "FMP" means Feldman Mall Properties, Inc., a Maryland corporation, together with its subsidiaries.

         (vii) "FMP Share" means the common stock of FMP.

         (viii) "Harrisburg IRR" means the IRR achieved by FMP from all funds received from the Harrisburg Partnership based on an assumed investment of Eight Million Four Hundred Eighty-Six Thousand Dollars ($8,486,000) from the date of the closing of the IPO through the end of the Earnout Term, provided, however, that, (x) if any Management Fees are received by FMP related to the Harrisburg Property; and (y) if FMP makes additional capital contributions to or receives cash flow and/or capital distributions from the Harrisburg Partnership, in each case, the foregoing IRR calculation shall take into account the positive amounts and date of Management Fees earned, the negative amounts of additional capital contributions and the dates of such contributions, if any, the negative amounts required if FMP elects to acquire the interests of some or all of the other partners in the Harrisburg Partnership and the positive amounts of cash flow and/or capital distributions paid to FMP in determining the Harrisburg IRR. In addition:

                (1) if no Property Sale or Interest Sale has occurred prior to December 31, 2009, there shall also be included in the calculation of the Harrisburg IRR the amount that FMP would have received under the terms of the Harrisburg Partnership Agreement then in effect (unless FMP then owns all of the partnership interests in the Harrisburg Partnership, in which case the terms of the Harrisburg Partnership Agreements shall not apply) if the Harrisburg Property were sold (without any sale expenses such as brokerage commissions, loan prepayment fees, transfer taxes or closing costs) on December 31, 2009 for an amount equal to the Harrisburg NOI divided by eight and one-half percent (8.5%) and the Harrisburg Partnership had then dissolved and distributed all of its assets to its respective partners concurrently with such date (unless FMP then owns all of the partnership interests in the Harrisburg Partnership, in which case the terms of the Harrisburg Partnership Agreements shall not apply);


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                (2) if a Property Sale has occurred prior to December 31, 2009, there shall also be included in the calculation of the Harrisburg IRR the amount of proceeds received by FMP under the Harrisburg Partnership Agreement then in effect in connection with such sale based on the assumption that the Harrisburg Partnership is dissolved and all of its assets are distributed to its respective partners concurrently with the closing of the Property Sale;

                (3) if an Interest Sale has occurred prior to December 31, 2009, there shall also be included in the calculation of the Harrisburg IRR the amount of proceeds received by FMP in connection with such sale;

                (4) if a Merger Event has occurred prior to December 31, 2009, FMP shall promptly obtain the Appraised Value and there shall also be included in the calculation of the Harrisburg IRR the amount of proceeds that FMP would have received had the Harrisburg Property been sold for the Appraised Value; and

                (5) if some or all of a Merger Event, an Interest Sale and a Property Sale occur concurrently, the foregoing calculation shall be based on the Interest Sale or, if not applicable, a Property Sale.

         (ix) "Harrisburg NOI" means the total actual property revenues of the Harrisburg Property for calendar year 2009 (excluding non-cash income such as straight-line rent, but including all rent that accrues to the calendar year
2009) less the Property Related Expenses.

         (x) "Harrisburg Partnership" means Feldman Lubert Adler Harrisburg LP, a Pennsylvania limited partnership, the owner of the Harrisburg Property.

         (xi) "Harrisburg Partnership Agreement" means the agreement of limited partnership of the Harrisburg Partnership.

         (xii) "Harrisburg Property" means the land and improvements commonly known as Harrisburg Mall, Harrisburg, Pennsylvania.

         (xiii) "Incumbent Directors" has the meaning set forth in the definition of the term Other Change in Control.

         (xiv) "Independent Directors" means the independent directors of the Board as determined by the rules and regulations of the New York Stock Exchange then in effect.

         (xv) "Interest Sale" means a sale of FMP's partnership interests in the Harrisburg Property.

         (xvi) "IPO" means the initial public offering of the common shares of FMP.

         (xvii) "IRR" means an internal rate of annual return (compounded quarterly). The calculation of IRR shall be performed by FMP's accounting staff and shall be reviewed by FMP's independent accountants whose review shall be deemed final and binding absent manifest error and fraud.


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         (xviii) "IRR Excess" means fifty percent (50%) of the excess, if any, of (a) the amounts received or deemed received by FMP in calculating the Harrisburg IRR over (b) the amounts required to be received or deemed received by FMP in order to obtain a Harrisburg IRR of fifteen percent (15%), with such amount to be determined upon the expiration of the Earnout Term.

         (xix) "Market Price" means, on any day as to one OP Unit, the closing sales price of one FMP Share (provided that one FMP Share would be received in exchange for one OP Unit under the partnership agreement for the Partnership, otherwise the number of FMP Shares (or fraction thereof) that would be received in exchange for one OP Unit) as listed on the New York Stock Exchange averaged over a period of 21 business days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day (the term "business day" as used in this sentence means any day on which the New York Stock Exchange is open for trading). If the day of determination of Market Price is other than a business day, Market Price shall be determined as of the business day immediately preceding such day as if it were the day of determination of Market Price. If at any time such security is not listed on the New York Stock Exchange then, if there has been a sale of FMP Shares for an aggregate amount exceeding $1 million to persons or entities that are not affiliates of FMP within ninety (90) days prior to such time, the price per FMP Share (subject to the proviso in the first sentence of this Section 1(xvii) in the most recent such sale shall be deemed to be the Market Price hereunder.

         (xx) "Management Fees" means collectively, management fees, leasing commissions and construction management fees.

         (xxi) "Merger Event" means a merger, consolidation, sale of all or substantially all of the assets of FMP or the Partnership or, at the option of each Earnout Participant (with respect to himself only) given within ten (10) business days after notice of such transaction is given to such Earnout Participant, the occurrence of any Other Change in Control.

         (xxii) "NOI Calculation" has the meaning set forth in Section 2.

         (xxiii) "Other Change in Control" means the occurrence of any of the following:

                (1) the members of the Board at the beginning of any consecutive 24-calendar-month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the FMP's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; or

                (2) the general partner of the Partnership ceases to be a wholly-owned direct or indirect subsidiary of FMP.

                (xxiv) "Partnership" Feldman Equities Operating Partnership, a Delaware limited partnership.

                (xxv) "Percentage Interest" means for each Earnout Participant, fifteen percent (15%).

                (xxvi) "Property Related Expenses" means all normal and customary operating expenses of the Harrisburg Property which are expensed for GAAP accounting purposes, but specifically excluding: (a) any non-cash items such as depreciation and amortization; (b) any Management Fees related to the Harrisburg Property (whether or not such fees are payable to FMP); and (c) debt service payments and reserves, if any.


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                (xxvii) "Property Sale" means a sale of the Harrisburg Property.

                (xxviii) "OP Units" means units of limited partner interest in the Partnership.

2. Earnout.

         (a) NOI Calculation. Unless an Interest Sale, a Property Sale or a Merger Event has previously occurred, within thirty days after December 31, 2009, FMP shall calculate the Harrisburg NOI (the "NOI Calculation") for the calendar year 2009.

         (b) Review and Approval of NOI Calculation. The NOI Calculation shall be performed by FMP's accounting staff and shall be reviewed by FMP's outside directors (in consultation with FMP's independent accountants) whose review with such consultation shall be deemed final and binding absent manifest error and fraud.

         (c) Earnout Units.

                (i) If the Earnout Term shall expire on December 31, 2009, then within thirty (30) days thereafter, the Partnership shall issue to each Earnout Participant an amount of OP Units (rounded to the nearest OP Unit), if any, equal to the product obtained by multiplying (x) its Percentage Interest by (y) the quotient obtained by dividing the IRR Excess by the Market Price as of December 31, 2009.

                (ii) If the Earnout Term shall expire on account of a Property Sale or an Interest Sale, then within five (5) days thereafter, the Partnership shall issue to each Earnout Participant an amount of OP Units (rounded to the nearest OP Unit), if any, equal to the product obtained by multiplying (x) its Percentage Interest by (y) the quotient obtained by dividing the IRR Excess by the Market Price as of the date of such Property Sale or Interest Sale.

                (iii) If the Earnout Term shall expire on account of a Merger Event, then concurrently with the closing of the transaction giving rise to the Merger Event, the Partnership shall, at each Earnout Participant's election, issue to each Earnout Participant an amount of OP Units (rounded to the nearest OP Unit), if any, equal to the product obtained by multiplying (x) its Percentage Interest by (y) the quotient obtained by dividing the IRR Excess by the Market Price determined as of the date of the closing of the transaction constituting the Merger Event. In the event that an Earnout Participant has the opportunity to elect the form or type of consideration to be received upon consummation of the Merger Event, the General Partner shall use commercially reasonable efforts to afford such Earnout Participant the right to elect, by written notice to the General Partner, the form or type of consideration to be received by such Earnout Participant in connection with such Merger Event.

                (iv) Upon distribution of Earnout Units hereunder, the Partnership or FMP shall have no further obligations under this paragraph. The additional OP Units issued hereunder shall be referred to as the "Earnout Units."

         (d) Property Sale and Interest Sale. Notwithstanding anything contained herein, any decision to effect a Property Sale or Interest Sale shall be subject to the determination by the Board (including a majority of the Independent Directors) that the proposed transaction is on commercially reasonable terms.


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         (e) Indebtedness Secured by Harrisburg Property. The review and approval of the Board (including a majority of the Independent Directors) shall be required prior to the consummation of any borrowing by the owner of the Harrisburg Property or its partners where the aggregate indebtedness secured by the Harrisburg Property or partnership interests therein exceeds Forty-Six Million Nine Hundred Thousand Dollars ($46,900,000).

         (f) Issuance of Earnout Units. In the event Earnout Units are to be issued to each Earnout Participant, the Partnership shall promptly cause such Earnout Units to be issued and the agreement of limited partnership of the Partnership shall be amended to reflect such issuance. Each Earnout Participant shall be entitled to review and/or audit FMP's records pertaining to calculation of the Earnout Units.

3. Non-Transferability of Earnout Rights. Other than in the case of the death or disability of an Earnout Participant, such Earnout Participant shall not transfer its right to receive Earnout Units.